ARTICLES OF AMENDMENT
OF
PURE PLAY MEDIA HOLDINGS, INC.

Pursuant to Section 78.390, Nevada Revised Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Pure Play Media Holdings, Inc. (the "*Corporation*").

SECOND: The Articles of Incorporation, as currently in effect and as heretofore amended and restated, are hereby amended as follows:

(a) Article Four of the Articles of Incorporation is hereby amended to read in its entirety as follows:

"Article #4: The total authorized capital of the corporation is:
75,000,000 Common Shares at a par value of .001
25,000,000 Preferred Shares at a par value of .001"

THIRD: The purpose of the amendment to Article Four is to give effect to a 1:1300 forward stock split of the Corporation's Common Stock (the "*Forward Stock Split*") while maintaining the authorized capital of the Corporation as in effect prior to the effectiveness of the Forward Stock Split.

FOURTH: The amendment was approved by the Board of Directors and in accordance with Section 78.390, Nevada Revised Statutes, the Forward Stock Split does not require the approval of the shareholders of the Corporation.

Signed this 15th day of July, 2004.

____
Richard Arnold
Secretary, CFO and Director

____
Sieg Badke
President, CEO and Director